Authentisign ID: F80823A4-985B-4CA3-911A-6D7617B2758A

ATLANTA COMMERCIAL BOARD OF REALTORS®, INC.
COMMERCIAL SALES AGREEMENT

REALTOR®

THIS COMMERCIAL SALES AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the 8th day of August, 2018, by and between DAGEN LLC ("Seller") and Tulsa Real Estate Fund, LLC ("Purchaser").

WITNESSETH:

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain real property in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby covenant and agree as follows:

1. PURCHASE AND SALE. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, the following: (a) that certain real property lying in Land Lots 131,132 and 158 of the 20th District, Fulton County, in the State of Georgia, which real property is commonly known as 3015 R N Martin St, Atlanta, GA, 30344, and being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all of the tenements, hereditaments, improvements, buildings, facilities, appurtenances, rights, easements and rights-of-way incident thereto (collectively, the "Real Property"); and (b) all of the furniture, fixtures, furnishings, machinery, equipment and vehicles owned by Seller and situated on or about the Property which is used in connection with the maintenance, operation or management of the Property (collectively, the "Personalty"; the Real Property and Personalty collectively, the "Property").

2. PURCHASE PRICE AND METHOD OF PAYMENT. The purchase price ("Purchase Price") of the Property shall be Two million one hundred thousand USD ($ 2,100,000.00) DOLLARS (U.S.) to be paid as follows: all cash at closing

3. EARNEST MONEY. Purchaser ☑ shall deliver within 3 days of the first date on which both Seller and Purchaser have fully executed this Agreement (the "Execution Date") ☐ has delivered to Virtual Properties Realty ("Escrow Agent"), whose contact information is set forth in Section 15 below, $25,000.00 (Twenty five thousand USD) ☐ cash ☑ check, as "Earnest Money" which Earnest Money shall be applied as partial payment of the cash portion of the purchase price of the Property at the time the sale is consummated. If Purchaser's check for the Earnest Money is returned by Purchaser's bank for any reason, Seller shall have the option to declare this Agreement null and void by written notice to Purchaser and Escrow Agent. Purchaser and Seller understand and agree that Escrow Agent shall deposit Earnest Money within five (5) banking days following the execution of this Agreement by all parties. The parties to this Agreement agree that Escrow Agent shall deposit the Earnest Money in ☐ Escrow Agent's Interest-bearing Escrow Trust Account and any interest earned on said deposit will be paid or credited to the party entitled to receive the Earnest Money in accordance with this Agreement or ☑ Escrow Agent's Escrow Trust Account and any interest earned on said deposit shall be retained by ☐ Escrow Agent or ☑ Escrow Agent's non-interest bearing Escrow Trust Account. Notwithstanding anything to the contrary set forth herein, Escrow Agent shall have no obligation to deposit the Earnest Money in an interest bearing account unless and until Purchaser provides Purchaser's Social Security or Federal Employer ID# to Escrow Agent. The parties to this Agreement understand and agree that the disbursement of the Earnest Money held by the Escrow Agent as escrow agent can occur only (A) at closing; (B) upon written agreement signed by all parties having an interest in the funds; (C) upon court order; (D) upon the failure of any contingency or failure of either party to fulfill its obligations as set forth in this Agreement; or (E) as otherwise set out herein. In the event of a dispute between Purchaser and Seller regarding this Agreement and/or distribution of the Earnest Money, sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to interplead all or any disputed part of the Earnest Money into court, and thereupon be discharged from all further duties and liabilities hereunder. The filing of any such interpleader action shall not deprive Escrow Agent of any of its rights under this Agreement. Purchaser and Seller agree that Escrow Agent shall be entitled to be compensated by the party who does not prevail in the interpleader action for its costs and expenses, including reasonable attorney's fees, in filing said interpleader action. In such disputed cases, if Escrow Agent decides not to interplead, Escrow Agent may make a disbursal of the Earnest Money upon a reasonable interpretation of this Agreement. If Escrow Agent decides to make a disbursal to which all parties to this Agreement do not expressly agree, Escrow Agent shall give all parties fifteen (15) days notice in writing of Escrow Agent's intent to disburse. Such notice shall be delivered by certified mail to the parties'

last know addresses and must recite to whom and when the disbursal will be made. After disbursement, Escrow Agent shall notify all parties by certified mail of such disbursement. Any such disbursal made by Escrow Agent upon advice of counsel shall conclusively be deemed to have been made upon a reasonable interpretation. The parties hereto further agree that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties in Escrow Agent's capacity as escrow agent hereunder, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, but shall be liable for its acts of bad faith, in breach of this agreement or gross negligence or willful misconduct. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including without limitation reasonable attorneys fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in breach of this Agreement or involving gross negligence or willful misconduct on the part of the Escrow Agent.

4. TITLE AND SURVEY. Seller agrees to convey good and marketable, fee simple title to the Property to Purchaser by Limited Warranty Deed. Good and marketable, fee simple title is hereby defined as title which is insurable by a national title insurance company (the "Title Company") at its standard rates on an ALTA Owner Policy (the "Title Policy"), without exception other than the following "Permitted Title Exceptions": (A) zoning ordinances affecting the Property; (B) general utility, sewer and drainage easements of record upon which any buildings on the Property do not encroach; (C) subdivision restrictions of record; and (D) current city, state and county ad valorem property and sanitary taxes not yet due and payable. Purchaser shall have Twenty One (21) days after the Effective Date to examine the title to the Property and notify Seller of any objections to matters affecting title to the Property (the "Initial Title Examination"). Seller shall have up to Five (5) calendar days after receipt of Purchaser's written notice of objections (the "Seller's Response Period") in which to correct such defects, or to provide to Purchaser a written notice that Seller shall cause such objections to be corrected or cured on or before the date of Closing. If, prior to the expiration of the Seller's Response Period, Seller shall fail either to cure or correct such title defects, or provide to Purchaser such written notice obligating Seller to do so on or before the date of Closing, then Purchaser shall have the choice of (1) accepting the Property subject to such defects and proceeding to Closing, or (2) declining to accept the Property with such legal defects. Purchaser shall exercise such choice by written notice to Seller delivered within Three (3) calendar days following the end of the Seller's Response Period (the "Purchaser's Election Period"). If Purchaser shall decline to so accept the Property subject to such legal defects, then this Agreement shall be null and void and the Earnest Money deposit shall be promptly refunded to Purchaser. In the event that Purchaser fails to make such election within the Purchaser's Election Period it shall be conclusively deemed to have elected to accept the Property subject to such defects and proceed to Closing.

Within Thirty (30) days after the date that this Agreement has been fully executed by Seller and Purchaser, Purchaser may obtain and deliver to Seller, at Purchaser's sole cost and expense, a current boundary survey of the Property, which shall be prepared by a Georgia Registered Land Surveyor in accordance with no less than the minimum standards of the State of Georgia for surveys and land surveyors. Said survey shall: (A) be certified to Purchaser, Purchaser's lender (if applicable) and Purchaser's title insurer by the surveyor pursuant to a certificate in form and substance satisfactory to Purchaser; (B) correctly show the boundaries of the Property and the location of all buildings, structures, fences and other improvements situated on the Property, the location of and identify all visible easements and rights-of-way across, serving or abutting the Property, and all recorded easements to the extent they affect specific portions of the Property (including any and all off-site easements affecting or benefiting the Property) and (C) contain a calculation of the exact acreage of the Property (calculated to the nearest 1/100th of an acre), exclusive of any streets, roads and rights-of-way. Seller agrees to execute a Quit Claim Deed with the legal description of this survey in favor of the Purchaser. Purchaser's notice of title objections pursuant to the preceding paragraph shall include any objections revealed by such survey.

From and after the date of the Initial Title Examination, Purchaser may from time to time during the term of this Agreement make further examinations of the title to the Property and update the survey, and Purchaser may object to any matters of title first appearing of record after the effective date of such Initial Title Examination by giving Seller written notice of any such defects or objections (the "Subsequent Objections"). Seller shall thereafter have until the date of Closing (or such longer period as Purchaser, in its reasonable discretion, consents to in writing) in which to cure or satisfy any such Subsequent Objections. If Seller fails to satisfy any Subsequent Objections prior to the date of Closing (or such longer period as Purchaser, in its reasonable discretion, consents to in writing), then, at the option of Purchaser, Purchaser may: (A) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall terminate and be of no further force and effect, except for the survival of certain provisions as expressly provided in this Agreement; (B) satisfy the Subsequent Objections and proceed to Closing, after deducting from the Purchase Price the cost of satisfying those Subsequent Objections that can be satisfied by the payment of money; (C) waive such satisfaction and performance by Seller and elect to proceed to Closing.

5. LEASES/SERVICE CONTRACTS. [Check the box in front of the applicable provision.]

- ☑ Seller represents to Purchaser that there are no management, service or other contracts that affect the Property that cannot be terminated at Closing by Purchaser at its sole discretion.

- ☐ Seller represents to Purchaser that there are no management, service or other contracts that affect the Property that cannot be terminated at Closing by Purchaser at its sole discretion, except as set forth on Exhibit "B" attached hereto and by this reference made a part hereof. Purchaser agrees to assume in writing all obligations of Seller arising from and after the date of Closing to the other parties under the contracts listed on Exhibit "B".

- ☐ Seller represents to Purchaser that there are no leases that affect the Property that will be in effect at closing except as set forth on Exhibit "C" attached hereto and by this reference made a part hereof. Purchaser agrees to assume in writing all obligations of Seller arising from and after the date of Closing to tenants under the leases listed on Exhibit "C" and all obligations of Seller arising from and after the date of Closing to pay any broker or brokers who negotiated such leases such commissions as are specified in such leases (or in separate commission agreements) in the same manner as if the Property had not been sold, including commissions which were negotiated and agreed to before Closing but accrue and become due after Closing. Seller shall, promptly after Closing, provide a copy of such written assumption agreement to all leasing brokers of record. At Closing Seller shall in writing assign to Purchaser all Seller's interest in such leases with appropriate warranties as to the good standing of such leases, and provide Purchaser with the originals of such leases. Seller represents that the leases are in full force and effect on the date hereof and are fully assignable to Purchaser, that no default exists under the leases on behalf of either the landlord or tenant named therein; that the leases are the only agreements between Seller as "landlord" and tenants, there having been no modification of the leases, or otherwise; and that tenants are entitled hereafter to no concessions, rebates, and/or allowances or free rent for any period after the closing. In addition, Seller shall deliver to Purchaser on or before Closing, tenant estoppel certificates in the form required under such leases, or if no form is specified or required, in form and substance reasonably satisfactory to Purchaser. Rents and utilities, including all sanitary taxes and charges applicable to the Property shall be prorated as of the date of closing

6. SELLER'S WARRANTIES. Seller agrees, represents and warrants that, to Seller's knowledge and belief: (A) Seller has the full right and authority to enter into this Agreement and to consummate the sale of the Property as set forth herein; (B) Seller has not received any notice and has no knowledge that the Property is or will be affected by any special assessments, condemnation, eminent domain, change in grade of public streets or similar proceedings; (C) Seller has entered into no unperformed agreement, oral or written, not referred to herein, with reference to the Property, and neither the Seller nor the Property is subject to any judgment or decree of a court of competent jurisdiction, or to any lawsuit or administrative proceeding which would in any way adversely affect the Property or which would in any way be binding upon Purchaser or its successors or assigns, or which would limit or restrict in any way Seller's rights and ability to enter into this Agreement and consummate the transactions contemplated hereby; (D) Seller is a validly existing entity existing under the laws of the State of Georgia and the individual executing on behalf of the entity has authority to enter into the transaction contemplated by this Agreement, or if executed in an individual capacity, has authority to execute; (E) to Seller's best reasonable knowledge, Seller has good and marketable fee simple title to the Property which can be conveyed to Purchaser in accordance with the terms and conditions of this Agreement; (F) Except for the representations and warranties set forth in this Agreement or in any of the documents delivered at Closing (the "Seller's Warranties"), this sale is made and will be made without additional representations, covenants, or warranties of any kind by Seller and shall be made on an "as-is", "where-is" basis, with all faults, latent or patent. Consistent with the foregoing and subject solely to the Seller's Warranties, effective as of the Closing Date, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby waives, relinquishes, releases and forever discharges Seller, its agents, affiliates, subsidiaries, successors and assigns (collectively the "Releasees") from any and all rights, claims and demands at law or in equity, whether known or unknown, which Purchaser has or may have in the future, arising out of the physical, environmental, economic, legal or other condition of the Property.

7. APPLIANCES AND MECHANICAL SYSTEMS. Seller warrants and represents that all appliances remaining with the Property, and the heating, air conditioning, plumbing, and electrical systems, will be in normal operating condition at the time of Closing. Purchaser shall have the privilege and responsibility of making inspections of said appliances and systems prior to Closing and notwithstanding anything contained herein to the contrary, Seller's responsibility in connection with the foregoing shall cease at Closing. To the extent transferable, Seller agrees to transfer and assign to Purchaser any and all transferable warranties regarding any such appliances and/or systems.

8. CONDITION OF PROPERTY. Seller represents that at closing the improvements on the Property will be in the same condition as they are on the date this Agreement is signed by Purchaser, ordinary wear and tear excepted. Until Closing, Seller shall, at Seller's expense, maintain in full force and effect the same fire and extended coverage insurance carried by Seller on the Property on the date of this Agreement. However, should the Property be destroyed or substantially damaged before Closing, then Seller shall provide to Purchaser written notice of such occurrence within ten (10) days after the date thereof, and, at the election of Purchaser: (A) this Agreement may be canceled; or (B) Purchaser may consummate this Agreement and receive an assignment of Seller's interest in such

insurance proceeds as are paid or payable on the claim of loss. This election must be exercised within ten (10) days after Seller provides Purchaser written notice of the amount of the insurance proceeds, if any, which Seller will receive on the claim of loss. If Purchaser has not been so notified by Seller within forty-five (45) days subsequent to the occurrence of such damage or destruction, or by the date of Closing, whichever occurs first, Purchaser may at its option cancel this Agreement by written notice to Seller. If Purchaser fails to provide such notice to Seller, Purchaser shall be conclusively deemed to have elected to consummate this Agreement and receive an assignment of Seller's interest in such insurance proceeds as are paid or payable on the claim of loss.

9. AGENCY DISCLOSURE. Pursuant to Regulation 520-1.06 of the Georgia Real Estate Commission's Regulations and Georgia's Brokerage Relationships in the Real Estate Transactions Act ("BRRETA"), O.C.G.A. Section 10-6A-1 et. seq., Seller and Purchaser hereby acknowledge that the undersigned Broker and Co-Broker, if any, make the following disclosures, checking all that apply:

As to Broker:

☑(A) Broker represents the Purchaser only; or
☐(B) Broker represents both the Seller and Purchaser jointly and such dual agency is expressly consented to by the parties by their execution of a Dual Agency Disclosure and Consent Agreement.
☐(C) Broker has assigned Broker's affiliated license # ____________ to represent solely the Seller as its designated agent and has assigned Broker's affiliated license # ____________ to represent solely the Purchaser as its designated agent ; or
☐(D) Broker represents neither the Seller nor the Purchaser, but rather is acting as a transactional broker pursuant to BRRETA.

As to Co-Broker:

☑(A) Co-Broker represents the Seller only; or
☐(B) Co-Broker represents both the Seller and Purchaser jointly and such dual agency is expressly consented to by the parties by their execution of a Dual Agency Disclosure and Consent Agreement. Co-Broker has assigned Broker's affiliated license # ____________ to represent solely the Seller as its designated agent and has assigned Broker's affiliated licensee # ____________ to represent solely the Purchaser as its designated agent ; or
☐(C) Co-Broker represents neither the Seller nor the Purchaser, but rather is acting as a transactional broker pursuant to BRRETA.

Neither Broker nor Co-Broker shall have any duty to Seller or Purchaser greater than what is set forth in BRRETA, Official Code of Georgia Annotated Section 10-6A-1 et seq.

The Brokers shall keep confidential all information received by the Brokers during the course of the engagement which is made confidential by an express request or instruction from the client whom the Broker represents as indicated above, unless such client permits such disclosure by subsequent work or conduct, or such disclosure is required by law; provided, however that the client acknowledges that disclosures between a broker and any of the broker's affiliated licensees assisting the Brokers in representing the client shall not be deemed to breach this duty of confidentiality described above.

10. REAL ESTATE COMMISSION. In negotiating this Agreement, Broker and Co-Broker (collectively "Brokers") have rendered a valuable service for which Brokers shall be paid a commission at Closing by ☑ Seller ☐ Purchaser equal to Five percent (5% %) of the Purchase Price (the "Commission"). Such Commission shall be payable at Closing as follows: Payable 100% at closing, once sale has been consumated, and equally divided (50/50) between Seller's broker and Purchaser's broker.

No change shall be made by Purchaser or Seller with respect to the time of payment, amount of payment, or the conditions of payment of the Commission, without the written consent of Brokers. If this transaction involves an exchange of real estate, the full Commission shall be paid in respect to the property conveyed to each party to the other, and notice of the dual agency is hereby given and accepted by Seller and Purchaser. The Commission on an exchange shall be calculated on the amount of the stated basis of each property as taken in such exchange, according to the agreement between the parties, and if no value is placed on the property to be exchanged, then according to the reasonable value thereof. In the event of any exchange, each party shall be regarded as the seller as to the property conveyed by each party. Purchaser and Seller each hereby represent and warrant to the other, and to Brokers, that no party other than Brokers is entitled as a result of the actions of Seller or Purchaser, as the case may be, to a commission or other fee resulting from the execution of this Agreement or the transactions contemplated hereby, and Seller and Purchaser each hereby agree to severally indemnify, defend and hold each other and Brokers harmless from and against any and all costs, damages and expenses, including attorneys fees arising from claims made by broker or agents for additional real estate commissions or brokerage fees with

whom the indemnifying party may have dealt. This representation, warranty and indemnity shall survive the rescission, cancellation, termination or consummation of this Agreement.

11. DISCLAIMER. Seller and Purchaser acknowledge that they have not relied upon the advice or representations, if any, of Brokers, or their associate brokers or salespersons, concerning: (A) the legal and tax consequences of this Agreement in the sale of the Property; (B) the terms and conditions of financing of the Property; (C) the purchase and ownership of the Property; (D) the structural condition of the Property; (E) the operating condition of any business; (F) the operating condition of the electrical, heating, air conditioning, plumbing, water heating systems and appliances on the Property; (G) the availability of utilities to the Property; (H) the investment potential or resale value of the Property; (I) the financial ability of Purchaser; or, (J) any conditions existing on the Property which may affect the Property; or (K) any matter which could have been revealed through a survey, title search or inspection of the Property; (L) environmental matters relative to the Property. Seller and Purchaser both acknowledge that if such matters have been a concern to them, they have sought and obtained independent advice relative thereto.

12. ASSIGNMENT.

☐ This Agreement, and the rights and obligations hereunder, may not be assigned by Purchaser without the prior written consent of Seller, which consent may not be unreasonably withheld, except to an affiliated company or a to be formed entity in which Purchaser has a majority equity interest. Notwithstanding anything contained herein to the contrary, however, any such approved assignee shall assume in writing all of the obligations and liabilities of Purchaser hereunder, and a copy of such assignment shall be provided to Seller in writing within two (2) days after it is signed by Purchaser and assignee. No such assignment shall release the original Purchaser from liability to Seller as set forth in this Agreement.

☑ Purchaser may assign this Agreement to a person, partnership, limited liability company or corporation without the prior-written consent of Seller with respect to the Purchaser. No such assignment shall release the original Purchaser from liability to Seller as set forth in this Agreement.

13. RESPONSIBILITY TO COOPERATE. Seller and Purchaser agree that such documentation as is reasonably necessary to carry out the terms of this Agreement shall be produced, executed and/or delivered by such parties within the time required to fulfill the terms and conditions of this Agreement.

14. DEFAULT. REMEDIES.

Purchaser's Default: If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser's default, then Seller shall retain the Earnest Money as full and final liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to more precisely estimate the damages to be suffered by Seller upon Purchaser's default, and the parties expressly acknowledging that retention of the Earnest Money is intended not as a penalty, but as full and final liquidated damages and that said sum is an agreed reasonable estimate of such damages. The Seller's right to retain the Earnest Money as full and final liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser (A) for specific performance of this Agreement; or (B) to prove that Seller's actual damages exceed the Earnest Money which is hereby provided Seller as full and final liquidated damages. In the event the purchase and sale contemplated in this Agreement is not consummated because of Purchaser's default, Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to recover the Earnest Money or any part thereof.

Seller's Default: If the purchase of the Property is not consummated in accordance with the terms and conditions of this Agreement because of Seller's default, then the Earnest Money (including any interest earned thereon) shall be returned to Purchaser within five (5) business days of written demand from Purchaser and Purchaser shall have the right, at its sole election: (A) to terminate this Agreement; (B) to pursue specific performance plus the cost of obtaining specific performance; or (C) if Purchaser is not reasonably able to obtain specific performance of Seller's obligations under this Agreement or if specific performance is an inadequate remedy as a result of the acts or omissions of Seller, to pursue its remedies at law and equity (provided, however, in no event shall Purchaser be entitled to monetary damages in excess of an amount equal to the Earnest Money).

15. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight (e.g. Federal Express) or same day courier service providing a return receipt, or mailed by first-class registered or certified mail, return receipt requested, with postage prepaid. Notices may also be sent by facsimile or electronic mail (with proof of transmission and receipt) between the hours of 9:00 a.m. and 6:00 p.m. local eastern time, Mondays through Fridays, holidays excepted, provided that a copy thereof is also sent by one of the other methods permitted hereunder. Notices shall be effective when received, when refused or when the same cannot be delivered, as evidenced on the return receipt or facsimile delivery confirmation, as applicable. Notices shall be sent to the following addresses:

As to Purchaser:

Name: Tulsa Real Estate Fund, LLC
Address: 1201 Peachtree St. NE. 400 Colony Square, #200
City, State, Zip: Atlanta, GA 30306
Fax No.:
Email: jay@TulsaRealEstateFund.com

As to Seller:

Name: DAGEN, LLC
Address: 3015 R N Martin St.
City, State, Zip: Atlanta, GA 30344
Fax No.:
Email:

As to Broker:

Name: Virtual Properties Realty
Address: 2750 Premiere Pkwy. #200
City, State, Zip: Duluth, GA 30097
Fax No.:
Email: moniqueshaw@yahoo.com

As to Co-Broker:

Name: Mohr Partners, Inc.
Address: 2859 Paces Ferry Rd. SE. Suite 830,
City, State, Zip: Atlanta, GA 30339
Fax No.:
Email: jason.carter@mohrpartners.com

As to Escrow Agent:

Name: Okelley & Sorohan - Attorneys
Address: 2170 Staellite Blvd. #375
City, State, Zip: Duluth, GA 30097
Fax No.: 770-497-1880 main
Email: Duluthtitleorders@oslawllc.com

16. TIME. TIME IS OF THE ESSENCE WITH RESPECT TO THIS AGREEMENT.

17. FOREIGN PERSON STATUS. At Closing, if Seller does not deliver to Purchaser a certificate reasonably acceptable to Purchaser setting forth Seller's address and Social Security or Tax Identification number and certifying that Seller is not a foreign person for purposes of the Foreign Investment in Real Property Tax Act, as revised by the Deficit Reduction Act of 1984, then Purchaser shall deduct and withhold a tax equal to either ten percent (10%) of the Purchase Price or such other amount as may be authorized by a withholding certificate from the Internal Revenue Service. At Closing, if Seller does not deliver to Purchaser an affidavit reasonably acceptable to Purchaser confirming that Seller is a resident or "deemed resident" of the State of Georgia for purposes of O.C.G.A. Section 48-7-128, then Purchaser shall be entitled to withhold a portion of the Purchase Price for payment to the Georgia Department of Revenue pursuant to said statute.

18. ENVIRONMENTAL CONDITIONS. To Seller's best reasonable knowledge:

(A) The Property has never been used as a landfill for garbage or refuse, dump, stump pit, toxic waste dump or cemetery, or for the handling, generation, treatment, release, storage or disposal of chemicals or hazardous wastes or substances so as to create an environmental hazard. For purposes of this Agreement, the term "hazardous wastes or substances" shall mean petroleum including crude oil or any fraction thereof, and any substance identified in CERCLA, RCRA, or any other federal, state or other governmental legislation or ordinance identified by its terms as pertaining to the disposal of hazardous substances or waste.

(B) (i) The Property is free from any hazardous or toxic materials or waste or similarly described substances under any applicable federal or state laws or regulations and (ii) there have been no violations of applicable "wetlands" regulations in connection with the development of the Property.

(C) There are no storage tanks located on the Property, either above or below ground.

19. CLOSING COSTS. Unless otherwise stipulated in this Agreement, Purchaser agrees to pay at Closing: (i) Purchaser's attorney's fees; (ii) all appraisal fees; (iii) all title examination and survey fees and the premiums for all title insurance commitments and policies; (iv) all recording fees; and (v) any other charges incurred by Purchaser relating to the transaction contemplated herein. Seller agrees to pay at Closing: (i) Seller's attorney's fees; (ii) any transfer taxes; (iii) the cost of preparing the conveyancing documents and (iv) any other charges incurred by Seller in connection with this transaction. The Brokers' Commission shall be paid at Closing in accordance with Section 10 of this Agreement.

20. CLOSING. The sale of the Property shall be closed ("Closing") on or before September 21, 2018 ____________ ("Closing") at a time acceptable to Purchaser and Seller; provided, however, if Purchaser and Seller fail to agree on a time and place, the closing shall be held on the aforesaid date at 1:00 P.M. in the office of Broker at the address shown above.

21. CONDITIONS OF PURCHASE. The parties hereto agree that Purchaser's obligation to purchase the Property shall be subject to the satisfaction of the following terms and conditions ("The Conditions of Purchase"), any one or some of which may be waived in part:

Check those applicable:

☑ Inspections: Purchaser shall have Thirty (30) days following the Effective Date to inspect the Property (the "Inspection Period"). Commencing on the Effective Date of this Agreement, and subject to the rights of the tenants, if any, Purchaser, Purchaser's agents, employees and contractors, shall have the right during regular business hours, but without unreasonably interfering with the operations being carried on upon the Property, to enter the Property, for the purposes of making surveys, inspections, soil tests, environmental studies and other investigations of the Property, including, but not limited to, the physical condition of any improvements and mechanical and electrical systems, leases, management, service and other contracts affecting the Property, and Seller's accounting books and records with respect to the operations of the Property. Purchaser shall and does hereby agree to indemnify, defend and hold harmless Seller and Brokers or others from any loss or damages as a result of the exercise by Purchaser of the rights herein granted, including any damage resulting from the negligence of Purchaser or Purchaser's agents, employees or contractors. This indemnity shall survive the rescission, cancellation, termination or consummation of this Agreement.

Should the Purchaser not be satisfied for any reason or no reason with the results of any of the reports, studies and inspections, the Purchaser at its sole discretion shall have the right to terminate this Agreement by delivery of written notice to Seller of termination prior to the expiration of the Inspection Period, whereupon this Agreement null and void, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall terminate and be of no further force and effect, except for the survival of certain provisions as expressly provided herein. Purchaser shall then be entitled to a full refund of its Earnest Money, ~~less One Hundred Dollars ($100.00) thereof which will be paid by Purchaser to Seller as consideration for the termination right granted herein, and shall deliver to Seller, as in consideration hereof, the copies of its reports and studies, except for those that are proprietary or confidential in nature.~~ JM

☐ Application for New Financing: This Agreement is made contingent on Purchaser obtaining new financing and Purchaser's obligation to close is conditioned upon Purchaser accepting a written commitment for financing. Purchaser will not reject those terms of a commitment which provide for a loan amount of at least ________ percent (______%) of the Purchase Price, interest not to exceed ________ percent (______%) per annum, a payment schedule calling for monthly payments amortized over not less than ________ (______) years. Purchaser shall make prompt application for said commitment, pay required costs and make a good faith effort to procure such financing. This Agreement shall terminate and Purchaser shall receive a refund of the Earnest Money unless Purchaser gives Seller written notice that this condition is satisfied or waived on or before ________ (______) days following the date this Agreement has been fully executed by Seller and Purchaser. JM

☐ Assumption of Existing Financing: If payment of the Purchase Price includes Purchaser's assumption of a note and mortgage, Seller shall promptly deliver to Purchaser true, correct and complete copies of the underlying debt, loan and security instrument(s) to be assumed, and Purchaser shall be deemed to have approved all of the terms of such instrument(s) unless Purchaser gives notice of disapproval within ten (10) days after receiving such instrument(s), in which case this Agreement shall become null and void and Purchaser shall receive a refund of its Earnest Money. If any of the debt instrument(s) requires the consent of a third party to the assumption by Purchaser, then Seller and/or Purchaser (as required under such instrument(s)) shall apply for such consent within seven (7) days after Purchaser's receipt of such instrument(s). Upon Purchaser's request, Seller shall assist Purchaser in requesting and/or procuring the third party's consent to the assumption on the Purchaser's behalf. This Agreement shall terminate and Purchaser shall receive a refund of the Earnest Money, unless Purchaser provides Seller written notice within ________ (______) days of receiving the debt instrument(s) stating that such consent is available on terms and conditions reasonably acceptable to Purchaser or that Purchaser is waiving this assumption contingency. Purchaser shall pay any assumption fees or other out-of-pocket expenses attributable to the assumption of the underlying indebtedness. JM

22. GENERAL.

(A) Entire Agreement. This Agreement constitutes the sole and entire Agreement between the parties hereto with respect to the subject matter hereof, and no modification of this Agreement shall be binding unless signed by all parties to this Agreement. No representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto. The Escrow Agent, Broker and Co-Broker hereby acknowledge and agree that this Agreement may be amended without its consent or joinder; provided that any such amendment document shall not have a material adverse effect on such party. For purposes hereof, any extensions of relevant time periods or changes in the Purchase Price shall be deemed not to have a material adverse effect on the Escrow Agent, Broker or Co-Broker. Notwithstanding anything to the contrary set forth

in this Agreement, Seller, Purchaser, Broker and Co-Broker hereby acknowledge and agree that in the event of any conflict or inconsistency between the terms of this Agreement and any listing or commission agreement between any of such parties, the terms of this Agreement shall control.

(B) Captions. The headings at the beginning of each paragraph are for clarification purposes only and are not intended to alter the context of this Agreement.

(C) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

(D) Governing Law. This Agreement shall be interpreted in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts of laws provisions thereof.

(E) No Waiver. No failure of any party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

(F) Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an executed original hereof.

(G) Conditions Precedent. Conditions precedent to the obligation of either party to close hereunder, if any, are for the benefit of such party only, and any and all of said conditions may be waived in the discretion of the party benefited thereby.

(H) Responsibility to Cooperate. Seller and Purchaser agree that such documentation as is reasonably necessary to carry out the terms of this Agreement shall be produced, executed and/or delivered by such parties within the time required to fulfill the terms and conditions of this Agreement.

(I) Survival of Agreement. Any condition or stipulation not fulfilled at the time of the Closing shall survive the Closing, execution and delivery of the warranty deed until such time as said conditions or stipulations are fulfilled.

(J) Closing Certifications. Seller shall deliver to Purchaser at the Closing an affidavit: (i) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code; (ii) certifying the information required for Internal Revenue Service Form 1099; and (iii) certifying as to such other matters as may be reasonably required by the title insurance company for issuance of a title insurance policy on the Property. Seller shall also deliver to Purchaser at Closing a certificate duly executed by Seller and certifying that each and every representation and warranty made by Seller in this Agreement is true and correct as of Closing, as if made by Seller at such time.

(K) Business Day. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the closing must be held, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regular business day. For purposes hereof, "business day" shall mean any day other than a Saturday, Sunday or Federal holiday.

(L) Proration of Taxes. Real estate taxes on the Property for the calendar year in which the sale is closed shall be prorated as of the date of Closing.

(M) Security Deposits. All tenant security deposits shall be delivered or credited by Seller to Purchaser at Closing, and Purchaser shall sign an agreement at Closing to hold Seller harmless against claims regarding such transferred security deposits.

(N) Delivery at Closing. Possession of the Property shall be granted by Seller to Purchaser no later than ___at closing___ __________, subject to the rights of tenants of the Property, if any are listed on Exhibit "C" hereto. At Closing, Seller shall deliver to Purchaser any keys related to the Property and the combination(s) to any locks or vaults that will remain on the Property after Closing.

(O) Any box not checked in any paragraph is specifically not applicable.

Any postponement or delay of the Closing, as may be permitted in this Agreement, shall not exceed eighteen (18) months, unless otherwise expressly agreed in writing by all of the parties hereto.

23. ATLANTA COMMERCIAL BOARD OF REALTORS, INC. ("ACBR") DISCLAIMER; WAIVER AND RELEASE OF CLAIMS. THIS "DISCLAIMER; WAIVER AND RELEASE OF CLAIMS" PROVISION, WITHOUT ANY CHANGES, MODIFICATIONS, DELETIONS OR REVISIONS, MUST BE INCLUDED IN ALL ACBR FORM DOCUMENTS THAT INCLUDE ANY REFERENCE TO ACBR. THE PARTIES HERETO HEREBY ACKNOWLEDGE AND AGREE THAT: (A) *THIS DOCUMENT HAS IMPORTANT CONSEQUENCES, LEGAL, FINANCIAL AND OTHERWISE, AND ACBR HAS ADVISED THE PARTIES THAT THEY SHOULD EACH CONSULT WITH AN ATTORNEY OR OTHER PROFESSIONAL OF THEIR CHOICE WITH RESPECT TO THE TERMS OF, AND/OR THE COMPLETION, MODIFICATION AND/OR EXECUTION OF, THIS DOCUMENT*; (B) FORM DOCUMENTS BY THEIR NATURE ARE DESIGNED TO BE OF GENERAL APPLICATION, AND MAY NOT BE APPLICABLE TO SPECIFIC FACTS AND CIRCUMSTANCES, MAY NOT ADDRESS A GIVEN PARTY'S SPECIFIC CONDITIONS OR REQUIREMENTS AND/OR MAY NOT REFLECT THE RELATIVE BARGAINING OR NEGOTIATIONS OF THE PARTIES, AS SUCH VARIABLES MAY ARISE ON ANY GIVEN TRANSACTION; (C) TO AVOID ANY POSSIBLE MISUNDERSTANDING OR CONFUSION AS TO THE ORIGINAL FORM OF THIS DOCUMENT AND ANY REVISIONS, MODIFICATIONS OR CHANGES TO IT, ANY AND ALL REVISIONS, MODIFICATIONS OR CHANGES TO THE ORIGINAL SHOULD BE MADE READILY APPARENT BY HIGHLIGHTING, UNDERSCORING OR OTHER MEANS TO DISTINGUISH THEM FROM THE ORIGINAL ACBR FORM; (D) ACBR HAS MADE THE ORIGINAL VERSIONS OF THIS DOCUMENT AND OTHER DOCUMENT FORMS AVAILABLE TO MEMBERS OF THE PUBLIC AS A SERVICE, BUT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OR APPLICABILITY OF THE TERMS AND CONDITIONS OF, OR THE ENFORCEABILITY OF, THIS DOCUMENT OR OTHER DOCUMENT FORMS; (E) THE PERSONS PRESENTING, MODIFYING OR USING THIS FORM MAY OR MAY NOT BE MEMBERS OF ACBR; (F) ACBR DOCUMENT FORMS ARE UPDATED BY ACBR FROM TIME TO TIME, AND ACBR STRONGLY RECOMMENDS TO THE PARTIES THAT THEY USE THE MOST CURRENT, UPDATED VERSIONS OF ANY SUCH DOCUMENT FORMS; AND (G) BY EXECUTING THIS DOCUMENT THE PARTIES HERETO EACH HEREBY WAIVE AND RELEASE ACBR, ITS OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS, FROM ANY AND ALL CLAIMS, DEMANDS AND/OR CAUSES OF ACTION (WHETHER KNOWN OR UNKNOWN) ARISING OUT OF, PERTAINING TO OR RESULTING DIRECTLY OR INDIRECTLY FROM THE USE OF THIS FORM DOCUMENT.

24. SPECIAL STIPULATIONS.

A. Contingent upon purchaser obtaining one or more appraisals ("appraisals") valuing the real property at no less than t purchase price. If buyer has been unable to obtain such appraisals, and buyer serves written notice of such circumstanc seller within the inspection period, purchaser shall have the right to unilaterally terminate this agreement by serving writt notice to Seller within the inspection period.

C. Within 5 days after an accepted contract, seller shall provide any and all due diligence materials or records, including but not limited to survey, environmental reports, asbestos reports, lead based paint findings or any other repor

D. Seller shall deliver the property free and clear of any trash, debris or personal (owned by seller or current tenants, if a belongings.

E. Seller shall have an estoppel letter, drafted by the closing attoreny, signed by owner and current tenant(if any), and notarized, prior to closing.

Note: Prepare and attach Exhibits "A" – ____, as applicable

Exhibit "A"   Legal Description of Land

This instrument shall be regarded as an offer by the first party to sign it and is open for acceptance by the other party until 12 o'clock P M. on the 10th day of August, 2018, by which time written acceptance of such offer must have been actually received by Broker, who shall promptly notify the other party of such acceptance. The parties agree that this Agreement may be executed by facsimile and in counterparts, each of which shall be effective as an original, but all of which counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

PURCHASER: Tulsa Real Estate Fund, LLC
BY: Authentisign Jay Merrison, CEO - Tulsa Real Estate Fund (SEAL)
NAME:
TITLE:
PHONE: 8/9/2018 6:58:21 PM EDT
DATE: 08/09/2018

SELLER: DAGEN, LLC
BY: ______________________ (SEAL)
NAME: ______________________
TITLE: ______________________
PHONE: ______________________
DATE: ______________________

[Signatures continue on following page]

JOINS HEREIN FOR THE SOLE PURPOSE OF CONSENTING TO ALL PROVISIONS IN THIS AGREEMENT APPLICABLE TO ESCROW AGENT:

ESCROW AGENT: Okelley & Sorohan Attorneys at Law, LLC

By: ______________________________ (Seal)

Name: ______________________________

Title: ______________________________

Phone: 770-497-1880

Date: ______________________________

Agent Name(s): ______________________________

JOINS HEREIN FOR THE SOLE PURPOSE OF CONSENTING TO ALL PROVISIONS IN THIS AGREEMENT APPLICABLE TO BROKER:

BROKER: Mohr Partners, Inc

By: ______________________________ (Seal)

Name: Jason Carter

Title: Agent for the Seller

Firm License #: H-14733

Phone: (678) 932-6037 (p) - (404) 242-6380 (m)

Date: July 12, 2018

Agent Name(s): Jason Carter

Agent License # (s): 311640

JOINS HEREIN FOR THE SOLE PURPOSE OF CONSENTING TO ALL PROVISIONS IN THIS AGREEMENT APPLICABLE TO CO-BROKER:

CO-BROKER: Virtual Properties Realty

By: *Monique Shaw*   *Sergio Ayala* 8/9/2018 5:40:07 PM EDT (Seal)

Name: Monique Shaw   Sergio Ayala

Title: Agents for the Purchaser

Firm License #: H-31589

Phone: 678-308-7592   404-991-1079

Date: August 8, 2018

Agent Name(s): Monique Shaw   Sergio Ayala

Agent License # (s): 283618   253291

Deed Book 58669 Pg 35
CATHELENE ROBINSON
Clerk of Superior Court
Fulton County, Georgia

Being the same property conveyed to Al Van Wagner in Deed Book 39062, Page 248, Fulton County, Georgia records, and also being the same property conveyed to MGA Holdings, LLC by Standard Warranty Deed of record at Deed Book 42155, Pages 136-137, and by Quitclaim Deed of record at Deed Book 42155, Pages 138-140, Fulton County, Georgia records.

The real property or its address is commonly known as 3015 R N Martin Street, East Point, Georgia 30344 together with all fixtures and personal property attached to and constituting a part of said property, if any.

Notice of the foreclosure sale as required by Georgia Law in the form of a copy of the Notice of Sale submitted to the publisher was provided to the debtor at least thirty (30) days prior to the foreclosure sale on April 3, 2018.

Said property is conveyed subject to any outstanding taxes or assessments which may be liens against said property, any matters disclosed by survey and inspection, any liens, encumbrances, restrictions, covenants, zoning ordinances and any matters of record superior to the foreclosed Deed to Secure Debt.

TO HAVE AND TO HOLD the said bargained premises, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging or in anywise appertaining, to the only proper use, benefit and behoof of it, the said Party of the Second Part, his successors and assigns, forever, in FEE SIMPLE.

IN WITNESS WHEREOF, the said Party of the First Part, MGA Holdings, LLC, a Georgia limited liability company, acting by and through its duly appointed agent and attorney-in-fact, Bryan Gentry, has hereunto set its hand and affixed its seal, the day and year first above written.

Signed, sealed and delivered in
the presence of:

Jean T. Manor
Unofficial Witness

Jacqueline L. Canning
Notary Public

JACQUELINE L. CANNING

JACQUELINE L. CANNING
MY COMMISSION # FF [illegible]
EXPIRES January 4, 2020
Bonded Thru Notary Public Underwriters

(SEAL)
MGA Holdings, LLC, a Georgia limited liability company, acting by and through its duly appointed agent and attorney-in-fact, Bryan Gentry

Exhibit A

All that tract or parcel of land lying and being in Land Lots 131, 132 and 158 of the 14th District of Fulton County, Georgia, being particularly described as follows:

BEGINNING at an iron pin at the intersection of the southwesterly right-of-way of Martin Street (having a 60-foot right-of-way) with the line separating Land Lots 131 and 132; thence South 37 degrees 44 minutes 40 seconds East along the southwesterly right-of-way of Martin Street 399.35 feet to an iron pin; thence South 71 degrees 12 minutes 15 seconds West along the line of property now or formerly owned by Atlanta Utility Works 360.90 feet to an iron pin on the northeasterly right-of-way of the Central Georgia Railroad, said point being 50.0 feet from the center line of the main track of said railroad; thence northwesterly along the northeasterly right-of-way of the Central of Georgia Railroad and following the curvature thereof 449.23 feet to an iron pin at the intersection of the northeasterly right-of-way of the Central of Georgia Railroad with the line separating Land Lots 157 and 158; thence South 87 degrees 33 minutes 30 seconds East, along the land lot line a distance of 26.5 feet to an iron pin; thence North 2 degrees 7 minutes 30 seconds East along the land lot line separating Land Lots 157 and 132 a distance of 37.0 feet to an iron pin; thence South 69 degrees 45 minutes 10 seconds East 121.00 feet to an iron pin; thence South 87 degrees 33 minutes 30 seconds East, along the line separating Land Lots 131 and 132 a distance of 32.69 feet to the iron pin at the POINT OF BEGINNING, being improved property identified as Parcel I containing 2.6121 acres, more or less, according to the survey by Alvin E. Vaughn and Associates dated December 23, 1975, prepared for Southern Transformer Company; being improved property known as 3015 Martin Street according to the present system of numbering.

LESS AND EXCEPT THEREFROM, that portion of the above-described property conveyed to Atlanta Utility Works by deed recorded in Deed Book 9118, Page 257, Fulton County, Georgia Superior Court real estate records.